UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2022

Actelis Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41375	52-2160309
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4039 Clipper Court, Fremont, CA 94538

(Address of principal executive offices)

(510) 545-1045

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ASNS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On December 21, 2022, pursuant to the terms of the Senior Loan Agreement between Migdalor Business Investment Fund (“Migdalor”) and the registrant’s wholly owned subsidiary, Actelis Networks Israel, Ltd. (the “Company”), dated December 2, 2020, as amended (the “Agreement”), to satisfy the required Company obligation associated with the cover/debt ratio (as defined in the Agreement), the Company deposited $2 million to a Company-owned interest bearing bank account, or the “designated account” (as defined in the Agreement). An additional $2 million may be required to be deposited in the designated account by February 28, 2023 (the “Additional Deposit”), as agreed between Migdalor and the Company.

Migdalor consented to allow the Company to seek additional accounts receivable financing which would be used to partially repay the Migdalor loan, which would reduce or eliminate the Additional Deposit.

Additionally, Migdalor consented to allow the Company to provide bank guarantees or other collateral to third party suppliers of up to $1.4 million as the Company may need in its ordinary course of business.

Pursuant to the covenants of the Agreement, as the Company continues to repay the loan principal whether by refinancing or payments of the loan in the ordinary course, the Company will be permitted to withdraw funds from the designated account or decrease the Additional Deposit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTELIS NETWORKS, INC.

Dated: December 28, 2022	By:	/s/ Tuvia Barlev
	Name:	Tuvia Barlev
	Title:	Chief Executive Officer

2